Exhibit 10.26

20 April, 2010

Jennifer Holmgren

[***]

Re: Employment Terms

Dear Jennifer:

LanzaTech (the "Company"), is pleased to offer you the position of Chief Executive Officer in which you will perform the duties customarily associated with this position and such other duties consistent with the duties of a Chief Executive Officer as may be assigned by the Company's Board of Directors (the "Board"). You also will be nominated for election to the Board promptly following your commencement of full-time employment with the Company. We have enjoyed our interactions with you and believe that you will provide the Company with the type of leadership that it needs at this time. We believe the Company represents an extraordinary opportunity for you as well.

As the Company's Chief Executive Officer, you will be expected to devote your full business time, attention and energies to the performance of your duties with the Company on an exempt basis. However, nothing in this Agreement shall prohibit you from serving on other company advisory boards or boards of directors, provided that you disclose to and obtain the prior consent of the Board, the other companies do not compete with the Company and such service does not interfere with your performance of duties hereunder.

Your salary will be $10,416.66 semi-monthly ($250,000 per annum), less payroll deductions and all required withholdings. Your salary will be paid in accordance with the Company's standard payroll practices.

It is understood that you will determine the best location for the Company's U.S. headquarters. Should the Company's U.S. headquarters not be located in the greater Chicago area, the Company will reimburse you for the actually incurred, reasonable out-of-pocket costs of your weekly commute for a period of 18 months. The reimbursement for expenses are for the period commencing 14 June, 2010 up and until the earlier of (i) [the date which is 18 months after commencing] or when you relocate your household and; provided that in no event shall such amounts provided to you pursuant to this sentence exceed in the aggregate $20,000.

Should the Company's U.S. headquarters not be located in the greater Chicago area, the Company will reimburse you for expenses incurred in relocating your household (the "Relocation Package"), which reimbursement shall not exceed $80,000. You shall be entitled to use the Relocation Package to pay for any rent, moving or home purchase expense as a result of your personal relocation outside the greater Chicago area. This is conditional on your acceptance of employment with the Company and will be available to you for up to 18 months after you begin employment with the Company.

You will be eligible to receive an annual cash bonus of up to $100,000 (the "Target Bonus"), which, if earned, will be paid to you, less applicable withholdings and deductions, within two and a half months following the end of the year to which the bonus relates. The Target Bonus will be earned based upon the achievement of goals to be established by the Board.

While employed by the Company, you and your eligible dependents will be entitled to participate in the healthcare plans maintained by the Company, including medical, dental and vision insurance, and any of the other employee benefit plans or programs the Company generally makes available to its executive employees, including any 401(k) plan, pursuant to the terms and conditions of such plans.

You will be entitled to vacation at a rate of five (5) weeks per year. Vacation accrual shall be limited to five (5) weeks in the aggregate.

Subject to obtaining all necessary board and shareholder approvals, the Company will grant to you an option to purchase up to 675,567 ordinary shares in the Company under a new Equity Incentive Plan established for this purpose (the "Plan") ("Option"). Except as set out below, the terms and conditions of the Option will be substantially in accordance with the terms and conditions set out in the Company's 2007 Equity Incentive Plan. The terms of the Option will be:

1.	The Fair Market Value of Common shares will be set through a third party 409A valuation report.
2.

Subject to your continued service to the Company as at each applicable vesting date, 20% of the Option will vest and become exercisable by you on the first anniversary of your commencement of employment with the Company. The balance of the Options will vest and become exercisable by you on a monthly basis over a 4 year period thereafter (so that 1/48th of the balance of the total number of shares subject to the Option will vest on each monthly anniversary after the first anniversary of your commencement of employment with the Company).

3.	The Option shall be an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to the maximum extent permitted by law.

In the event your employment with the Company is terminated by the Company without Cause, then, subject to you executing and not revoking a release, presented to you by the Company within ten (10) days of termination which is in form and content commercially reasonable, within sixty (60) days of such termination, you will be entitled to receive as separation compensation six (6) months of your base salary as in effect immediately prior to such termination payable in substantially equal installments in accordance with the Company's standard payroll practices with such installments to commence as soon as administratively practicable after the release becomes no longer subject to revocation. In addition, in the event such termination without Cause occurs during the twelve (12) month period commencing on a Change in Control, then 50% of your outstanding options and other equity awards shall immediately vest. Notwithstanding the foregoing, in the event that such severance constitutes "nonqualified deferred compensation" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), then such severance shall not commence payment until the sixtieth (60th) day following your "separation from service" within the meaning of Section 409A (with the first installment to include any installments that would otherwise have been made during such sixty (60) day period). Your right to receive any installment payments as severance under this offer letter shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment under Section 409A.

For purposes of this offer letter, "Cause" means: (i) your willful and continued failure to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Board, (ii) your willful and continued failure to substantially follow and comply with such specific and lawful directives of the Board that are not inconsistent with your position as Chief Executive Officer of the Company (other than any such failure resulting from your incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Board, (iii) your commission of an act of fraud or dishonesty, or (iv) your conviction of, or entry by you of a guilty or no contest plea to, the commission of a felony.

For the purposes of this offer letter, "Change in Control" means the consummation of any of the following transactions: (i) the closing of a business combination (such as a merger or consolidation) of the Company with any other corporation or other type of business entity (such as a limited liability company), other than a business combination which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such controlling surviving entity outstanding immediately after such business combination; or (ii) the sale, lease, exchange or other transfer or disposition by the Company of all or substantially all of the Company's assets; or (iii) an acquisition of any voting securities of the Company by any "person" (as the term "person" is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) immediately after which such person has "beneficial ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the Company's then outstanding voting securities. Notwithstanding the foregoing, a transaction shall not constitute a Change in Control if: (A) its sole purpose is to change the state of the Company's incorporation; or (B) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction or (C) it is a transaction effected primarily for the purpose of financing the Company with cash (as determined by the Board in its sole discretion).

As a Company employee, you will be expected to abide by Company rules and regulations, and acknowledge in writing that you have read the Company's Employee Handbook (once it has been made available to you). Your employment is contingent upon completion of the enclosed Proprietary Information and Inventions Agreement and compliance with the verification provisions described in the enclosed Employment Eligibility Verification (I-9) form. Return these forms on your first day of employment.

By accepting this offer, you agree and represent that your employment with the Company and the duties you will perform for the Company will not be in breach or violation of any other agreements with or obligations owed to any other employer. You further agree to maintain the secrecy of, and not to use in any way, any confidential or proprietary information or trade secrets belonging to any other employer in the performance of your duties for the Company.

Foreign nationals are required to provide authorization to work in the United States on or before the start of employment. If you require assistance from the Company with visa sponsorship, you must get prior agreement from the Company.

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing, signed by a duly authorized member of the Board.

If you accept this offer letter, this offer letter, together with the Proprietary Information and Inventions Agreement, shall constitute the complete agreement between you and Company with respect to the terms and conditions of your employment. Any prior or contemporaneous representations (whether oral or written) not contained in this letter or the Proprietary Information and Inventions Agreement or contrary to those contained in this letter or the Proprietary Information and Invention Agreement, that may have been made to you are expressly cancelled and superseded by this offer. Except as otherwise specified herein, the terms and conditions of your employment may not be changed, except in another letter or written agreement, signed by you and a duly authorized member of the Board. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

During your employment as CEO, the Company will provide you with directors' and officers' insurance liability coverage to cover any claims arising from your activities on behalf of the Company, in the same manner as such insurance is provided to other similarly-situated officers or directors of the Company, subject to the terms of the applicable insurance policies. Further, the Company shall indemnify, defend and hold you harmless to the fullest extent permitted by the law of the jurisdiction of incorporation of the Company for your acts as Chief Executive Officer and/or Director of the Company.

All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by the internal laws of the State of Delaware, USA, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware, USA, or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware, USA.

This Agreement, together with the LanzaTech New Zealand Limited Employee Proprietary Information And Inventions Agreement of the same date and the Plan, contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

All notices, demands or requests required or permitted under this Agreement shall be in writing and may be served personally, by a recognized commercial courier service, or sent by United States Certified Mail, postage prepaid, return receipt requested, addressed as follows:

To Company: LanzaTech

24 Balfour Road

Parnell

Auckland 1052, New Zealand

Attention: Sean Simpson

To Employee: Jennifer Holmgren

[***]

Any notice delivered or mailed as aforesaid shall be deemed to have been received, in the case of personal delivery or by a recognized commercial courier service, upon such delivery, and, in the case of mailing by certified mail, on the fifth (5th) business day after mailing thereof. Addressees and addresses may be changed by the parties by notice given in accordance with provisions hereof.

This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party; unless the assignment is in furtherance of a Change of Control of the Company and the assignee assumes the obligations of this Agreement.

This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

Please sign and date this letter agreement, and return it to me as soon as possible if you wish to accept employment at the Company under the terms described above. This offer will expire if not accepted by you by 27 April, 2010. We look forward to your favorable reply and to a productive and enjoyable working relationship.

Sincerely,

Samir Kaul
On behalf of the Board of Directors

LanzaTech New Zealand Limited

By:	/s/ Sean Simpson
Name:	Sean Simpson
Title:	Director

I accept this offer of employment and will begin employment on Monday, 14 June 2010.

/s/ Jennifer Holmgren
Jennifer Holmgren

Date Signed:	April 20, 2010

Relocation Expenses Payment Agreement

In addition to any salary or various benefits provided to me in connection with my employment at LanzaTech (the "Company") and its subsidiaries, I understand I am eligible to be reimbursed for certain expenses I incur in connection with my relocation outside the greater Chicago area ("Relocation Expenses") which shall not exceed $80,000. I also understand my entitlement to these Relocation Expenses is contingent on my remaining employed for 18 months commencing on the first day of my employment. If my employment ends for any reason (except the elimination of my position or my termination by the Company not for cause) during the 18-month period, I agree to reimburse the Company for a prorated amount of these Relocation Expenses, calculated on a monthly basis.

By signing below, I agree and authorize the Company to deduct any amount I have agreed to repay under this Agreement from any compensation due to me, including my final wages. If the amount deducted is less than the amount I owe under this agreement, I agree to pay the remaining balance within 60 days of my last day of work.

I understand the payment of these Relocation Expenses is an incentive to remain employed with the Company but is not a commitment to continue my employment for any specified period; my employment is not for any specified term and may be terminated by me or the Company at any time. hi addition, I understand and agree that this amount is not wages for work I might perform during employment with the Company.

/s/ Jennifer Holmgren
Jennifer Holmgren

Dated:	April 20, 2010